UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                         FORM 12b-25

                            Commission File Number-000-24181

                 NOTIFICATION OF LATE FILING

(Check one)

 X                         Form 10-K and Form 10-KSB   Form
20-F                       Form 11-K
---                      ---        ---
  Form 10-Q and Form 10-QSB           Form N-SAR
---                      ---

For Period Ended December 31, 1999
              -----------------

     __            Transition Report on Form 10-K and Form
10-KSB
     __            Transition Report on Form 20-F
     __            Transition Report on Form 11-K
     __            Transition Report on Form 10-Q and Form
10-QSB
     __            Transition Report on Form N-SAR

     For the Transition Period Ended:
                                -----------------

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

   If  the  notification relates to a portion of the  filing
checked   above,   identify  the  item(s)   to   which   the
notification relates:

------------------------------------------------------------
-----------

PART I -- REGISTRANT INFORMATION

Full Name of Registrant: SOUTHWEST PARTNERS III, L.P.
                     ----------------------------

Former Name of Registrant:
                     ----------------------------

Address of Principal Executive Office (Street and Number):

407 North Big Spring, Suite 300
----------------------------------------------------------

City, State and Zip Code:

Midland, Texas 79701
-------------------------

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PART II -- RULES 12b-25 (b) and (c)

If   the   subject  report  could  not  be   filed   without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed.

(Check box if appropriate):

[x]  (a)             The  reasons  described  in  reasonable
     detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]  (b)            The  subject annual report,  semi-annual
     report, transition report on Forms 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Forms 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)             The  accountant's  statement  or  other
     exhibit required by Rule 12b-25 (c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the
transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

      The Partnership holds a significant investment in a well servicing company. There has been a delay in the Partnership receiving the well servicing company's audited financial statements, thus the MD&A section of the well servicing portion of the above 10-K has been delayed.
















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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Lisa Hailes           (915) 686-9927
     -----------           --------------------------------
     (Name)                (Area code and Telephone Number)

(2)  Have  all other periodic reports required under Section
     13  or 15(d) of the Securities Exchange Act of 1934  or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
      X Yes      No
     ---         ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
        Yes     X  No
     ---         ---

     If so, attach an explanation of the anticipated change,
     both   narratively   and   quantitatively,   and,    if
     appropriate,   state  the  reasons  why  a   reasonable
     estimate of the results cannot be made.

                         SIGNATURES


                SOUTHWEST PARTNERS III, L.P.
         -------------------------------------------
        (Name of Registrant as Specified in Charter)



has caused this notification to be signed on its behalf by the undersigned hereto duly authorized

Dated: March 30, 2000                              SOUTHWEST
     PARTNERS III, L.P.

                           By: Southwest Royalties, Inc.,
                               Managing General Partner

                           By: /s/ H.H. Wommack, III
                               ----------------------------
                               H.H. Wommack, III
                               President

































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